EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                             SAMUELS JEWELERS, INC.


                The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

            FIRST: The name of the corporation is Samuels Jewelers, Inc. (the "Company").

            SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent for the Company at such address is The Corporation Trust Company.

            THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the "DGCL").

            FOURTH: The total number of shares of all classes of capital stock that the Company shall have authority to issue is 40,000,000 shares, consisting of:

            (i) 20,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"); and

            (ii) 20,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

            Except as otherwise provided by law, the shares of capital stock of the Company, regardless of class, may be issued by the Company from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.

            Subject to the laws of the State of Delaware and to the limitations set forth below, authority is hereby vested in the Board of Directors of the Company to issue said twenty million (20,000,000) shares of Preferred Stock from time to time in one or more series, with such designations, voting powers, preferences and relative, participating, optional and other rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or





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resolutions providing for the issuance of such stock adopted by the Board of
Directors. Without limiting the generality of the foregoing, in the resolution or resolutions providing for the issuance of each particular series of Preferred Stock, the Board of Directors is expressly authorized:

            (a) to fix the distinctive serial designation of the shares of any such series;

            (b) to fix the consideration for which the shares of any such series are to be issued;

            (c) to fix the rate per annum, if any, at which the holders of the shares of any such series shall be entitled to receive dividends, the dates on which such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall be cumulative;

            (d) to fix the price or prices at which, the times during which, and the other terms, if any, upon which the shares of any such series may be redeemed;

            (e) to fix the rights, if any, which the holders of shares of any such series shall have in the event of a dissolution or upon distribution of the assets of the Company;

            (f) to determine whether the shares of any such series shall be made convertible into or exchangeable for other securities of the Company, including shares of the Common Stock of the Company or shares of any other series of the Preferred Stock of the Company, now or hereafter authorized, or any new class of stock of the Company hereafter authorized, the price or prices or the rate or rates at which such conversion or exchange may be made, and the terms and conditions upon which any such conversion right or exchange right may be exercised;

            (g) to determine whether a sinking fund shall be provided for the purchase or redemption of shares of such series and, if so, to fix the terms and amount of such sinking fund;

            (h) to determine whether the shares of any such series shall have voting rights, and, if so, to fix the voting rights of the shares of such series, provided, however, that the holders of shares of Preferred Stock shall



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not be entitled to more than one vote per share when voting as a class with the holders of shares of Common Stock; and

            (i) to fix such other preferences, rights, privileges and restrictions applicable to any such series as may be permitted by law.

                  Subject to the prior rights of the holders of any shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

            Subject to the provisions of applicable law and the Company's Bylaws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, the holders of outstanding shares of capital stock of the Company shall exclusively possess the voting power for the election of directors of the Company and for all other purposes as prescribed by applicable law, with each holder of record of shares of Common Stock having voting power being entitled to one vote for each share of Common Stock registered in his or its name on the books, registers and/or accounts of the Company (subject to the immediately succeeding paragraph).

            Subject to the provisions of applicable law, at all elections of directors of the Company, each holder of record of shares of Common Stock having voting power shall be entitled to as many votes as shall equal the number of votes which (except for this sentence) such holder would be entitled to cast for the election of directors with respect to such shares of Common Stock, multiplied by the number of directors to be elected by such holder, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

            Election of directors need not be by written ballot.

            FIFTH: The name and mailing address of the incorporator is Paul D. Aubert, c/o Weil, Gotshal & Manges, LLP, 700 Louisiana Ave, Suite 1600, Houston, Texas 77002, Phone: (713) 546-5260.

            SIXTH: A director of the Company shall not be personally liable either to the Company or to any stockholder



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for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, or (ii) for acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director would be liable under
Section 174 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither the amendment nor the repeal of this Article SIXTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SIXTH shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

            The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or an officer of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions shall be deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while this Article SIXTH and the relevant provisions of the DGCL and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action then or theretofore brought or threatened based in whole or in part upon any such state of facts.

            The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or



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agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect. Any such indemnification shall not be deemed exclusive of any other rights to which any such person may be entitled.

            SEVENTH: Notwithstanding Section 228(a) of the DGCL, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Company may be called only by the Chairman of the Board, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

            EIGHTH: The Company expressly elects not to be governed by Section 203 of the DGCL.

            NINTH: Notwithstanding any other provision contained herein, the Company shall not issue nonvoting equity securities (which term shall not include any warrant to purchase shares of Common Stock) in connection with the Plan of Reorganization dated April 30, 1998 Proposed by Barry's Jewelers, Inc. and shall comply, to the extent applicable, with Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code; provided, that this Article NINTH may be amended or repealed as permitted by applicable law.



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            IN WITNESS WHEREOF, the undersigned has duly executed this
Certificate of Incorporation on this 20th day of August, 1998.


                              SOLE INCORPORATOR:


                              By: /s/ Paul D. Aubert
                                 ----------------------------------
                                 Name:  Paul D. Aubert
















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